Exhibit 99.1

   FOR INFORMATION CONTACT:
Spencer Sias (650) 424-5782
spencer.sias@varian.com

For Immediate Release

Varian Medical Systems Announces $250 Million Accelerated Stock Repurchase; Increases Its Revolving Credit Facility

PALO ALTO, Calif., Aug. 26, 2011 – Varian Medical Systems (NYSE:VAR) today announced that it has entered into an agreement with Bank of America, N.A. to repurchase $250 million of its common stock under an accelerated share repurchase program.  Concurrently, the company amended its revolving credit facility with Bank of America, N.A. to increase its borrowing capacity from $225 million to $300 million.

Under the accelerated repurchase agreement, Varian will pay $250 million to Bank of America N.A. and receive approximately 3.8 million shares, or 85 percent of the shares to be repurchased based on the closing share price of the company’s common stock on August 24, 2011.  The total number of shares ultimately repurchased under the agreement will be determined upon final settlement. Varian will either receive additional shares of common stock or under certain circumstances be required to remit a settlement amount payable at Varian’s option in cash or common stock, based generally on the volume weighted average share price of Varian’s common stock during the next three to six months.

“Accelerated repurchase programs have been an ongoing element of our overall strategy for returning value to our investors,” said Tim Guertin, president and CEO of Varian Medical Systems.  The program is expected to be accretive to earnings going forward but have minimal impact on fiscal year 2011.

These shares will be acquired under the remainder of a 12 million share repurchase authorization approved by the company’s Board of Directors on February 11, 2011 with an expiration at the end of fiscal year 2012.  At the conclusion of the accelerated share repurchase program, the company expects that approximately 7.4 million shares will remain under the February 11, 2011 authorization, depending on the company’s stock price during the accelerated repurchase program.  Shares purchased under the accelerated share repurchase program will be retired.

The repurchase will be financed primarily through borrowings from the company’s amended revolving credit facility.

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As of the end of the third quarter of fiscal year 2011, the company had 119.1 million fully diluted shares outstanding.  Since initiating share repurchases at the end of fiscal year 2001, the company has spent $2.3 billion to repurchase 52 million shares of common stock at an average price of $44.49 per share.

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Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 5,700 people who are located at manufacturing sites in North America, Europe, and China and approximately 70 sales and support offices around the world. For more information, visit http://www.varian.com.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning the company’s earnings growth, future financial results and any statements using the terms  “could,” “believe,”  “expect,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the effect of economic conditions, including the strength of any recovery from the global recession; demand for the company’s products; the company’s ability to develop, commercialize, and deploy new products such as the TrueBeam platform; changes in third-party reimbursement levels; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements for product clearances or to comply with FDA and other regulatory regulations or procedures; changes in the regulatory environment, including with respect to FDA requirements; currency exchange rates and tax rates; the effect of adverse publicity; the impact of reduced or limited demand by purchasers of certain X-ray products, including those located in Japan; the company’s ability to maintain or increase margins; the impact of competitive products and pricing; the potential loss of key distributors or key personnel; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.